PRESS RELEASE

Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218	Investors and Media: The Ruth Group Zack Kubow (646) 536-7020 zkubow@theruthgroup.com

Symmetry Medical Reports Second Quarter 2012 Financial Results

Reduced Total Debt during the Second Quarter by $27 Million

Second Quarter Highlights:

•	Revenue of $102.3 million, up 8% year-over-year and 2% sequentially
•	Gross margin of 26.2% compared to 23.5% year ago
•	Operating income of $8.1 million; as adjusted operating income of $12.1 million, up 16% year-over-year and 21% sequentially
•	Net income of $1.6 million; as adjusted net income of $4.9 million, a decline of 19% year-over-year and an increase of 56% sequentially
•	Generated strong cash from operations of $17.1 million
•	Reiterates 2012 revenue and EPS guidance

WARSAW, Ind., August 2, 2012 - Symmetry Medical Inc. (NYSE: SMA), a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays, announced second quarter 2012 financial results for the period ended June 30, 2012.

	Second Quarter			Vs Prior Quarter
(in millions, except per share data)	2012	2011	Change	2Q'12	1Q'12	Change
Revenue	$102.3	$94.7	8%	$102.3	$100.7	2%
Operating income (loss)	8.1	7.5	8%	8.1	6.1	34%
Net income (loss)	1.6	4.2	-61%	1.6	0.8	96%
EPS	$0.05	$0.12	-58%	$0.05	$0.02	150%

As Adjusted Non-GAAP*
Operating income*	$12.1	$10.4	16%	$12.1	$10.0	21%
Net income*	5.0	6.1	-19%	5.0	3.2	56%
EPS*	$0.14	$0.17	-18%	$0.14	$0.09	56%

Revenue by Product: by Segment
OEM Solutions Revenue
Instruments	$28.5	$31.0	-8%	$28.5	$27.0	6%
Implants	25.1	26.5	-5%	25.1	24.8	1%
Cases	14.5	22.8	-36%	14.5	15.9	-9%
Other	6.9	5.6	23%	6.9	6.3	10%
Total OEM Solutions Revenue	$75.0	$85.9	-13%	$75.0	$74.0	1%
Symmetry Surgical Revenue	27.3	8.8	210%	27.3	26.7	2%

Total Revenue	$102.3	$94.7	8%	$102.3	$100.7	2%

* Excludes non-cash charges for stock compensation expense, amortization of intangible assets and debt issuance costs, as well as charges for management transition costs, acquisition related costs, facility closure and severance costs, SEC related legal costs and legal entity restructuring costs. See “As Adjusted Financial Measures” below.

Revenue for the second quarter 2012 was $102.3 million, up 8.0% compared to $94.7 million in the same period last year and up 1.6% compared to $100.7 million in the first quarter 2012. The year-over-year revenue increase was driven by growth in the Company’s Symmetry Surgical segment, partially offset by a decline in sales in the Company’s OEM Solutions segment. Symmetry Surgical segment results for the second quarter 2012 included the Company’s December 2011 acquisition of the surgical instruments business of Codman & Shurtleff, Inc. and its August 2011 acquisition of Olsen Medical.

The decline in revenue in the Company’s OEM Solutions segment from $85.9 million in the second quarter 2011 to $75.0 million in the second quarter 2012 was primarily driven by continued reduced capital spending on instruments and cases by OEM customers in the face of sluggish procedural growth. Second quarter 2012 OEM Solutions segment revenue was also impacted by $1.5 million, or -1.8%, due to the unfavorable impact of foreign currency exchange rates. On a sequential basis, second quarter 2012 OEM Solutions revenue was up 1.4% compared to the first quarter 2012, driven by increased demand in the Instruments and Other revenue categories, partially offset by softness in case customer demand. Implants revenue was stable compared to the first quarter 2012, in-line with the Company’s expectations and indicative of the stable procedure growth reported during the second quarter 2012.

The increase in revenue from the Company’s Symmetry Surgical segment from $8.8 million in the second quarter 2011 to $27.3 million in the second quarter 2012 was primarily due to the inclusion of $16.7 million of revenues from the Company’s acquisition of the surgical instruments business of Codman & Shurtleff, Inc. and Olsen Medical. Excluding these acquisitions, Symmetry Surgical segment revenue grew 19.6% year-over-year and 2.2% sequentially.

Gross profit for the second quarter 2012 was $26.8 million, up 20.4% compared to $22.2 million in the same period last year. Gross margin percentage for the second quarter 2012 was 26.2%, compared to 23.5% in the second quarter 2011. The increase in gross margin was driven by a larger percentage of revenue from the Company’s higher margin Symmetry Surgical segment, partially offset by increased manufacturing costs to solidify customer service levels and decreased leveraging of overhead costs due to lower sales volume in the OEM Solutions segment. This impact was partially mitigated by improvements in scrap and consumables during the second quarter 2012.

Selling, general and administrative expenses in the second quarter 2012 were $18.4 million, compared to $13.0 million in the same period last year. The increase in selling, general and administrative expenses in the second quarter 2012 was primarily due to the inclusion of $4.1 million of expenses related to the acquisitions of Olsen Medical and the surgical instruments business of Codman & Shurtleff, Inc. Additionally, intangible assets were acquired with both these acquisitions which resulted in an increase of $1.3 million in amortization expense. The second quarter 2012 also included a $1.1 million increase in stock compensation expense compared to the prior year and $0.3 million in legal entity restructuring expenses that did not occur in the second quarter 2011. These increases were partially offset by the reduction of $0.5 million management transition expenses from the same period last year. Facility closure and severance costs were $0.3 million in the second quarter of 2012, compared to $1.7 million in the same period last year.

Operating income for the second quarter 2012 was $8.1 million, up 7.8% compared to $7.5 million in the same period last year. Operating margin was 7.9% for both the second quarter 2012 and the same period last year. Excluding amortization of intangible assets, stock compensation expense, acquisition related costs, legal entity restructuring costs, SEC-related legal costs, management transition costs, and facility closure and severance costs referenced above, operating income for the second quarter 2012 was $12.1 million, up 16.1% compared to $10.4 million in the same period last year.

Income tax expense for the second quarter 2012 was $1.6 million, compared to income tax expense of $1.9 million in the same period last year.

Net income for the second quarter 2012 was $1.6 million, or $0.05 per diluted share, compared to net income of $4.2 million, or $0.12 per diluted share, in the same period last year. Excluding amortization of intangible assets and debt issuance costs, stock compensation expense, acquisition related costs, legal entity restructuring costs, SEC-related legal costs, management transition costs, and facility closure and severance costs referenced above, net income for the second quarter 2012 was $5.0 million, or $0.14 per diluted share, compared to $6.1 million, or $0.17 per diluted share in the same period last year.

The weighted average number of diluted shares outstanding during the second quarter of 2012 was 36,330,792.

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry Medical, stated, “During the second quarter we delivered solid financial results, including further debt reduction, and made progress with our strategic operational initiatives. In our core OEM Solutions segment, we improved our gross margin and operating efficiency while continuing to deliver outstanding quality and customer service. This was complemented by strong performance in our Symmetry Surgical direct to hospital business segment, which continued to launch innovative new products and grow faster than market. We are on track with the Symmetry Surgical integration process and successfully transitioned to a direct distributor relationship in key markets in Asia, specifically Japan, Australia and New Zealand.”

Financial Guidance

The following forward-looking estimates regarding 2012 guidance reflect current market conditions and foreign currency rates. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

Based on the second quarter 2012 results, the Company is reiterating its full year 2012 revenue and earnings per share guidance. For the full year 2012, the Company expects revenue to be in the range of $410 million to $425 million. The Company expects full year 2012 GAAP earnings per diluted share to be in the range of $0.30 to $0.40 and full year 2012 as adjusted* earnings per diluted share to be in the range of $0.55 to $0.65. The as adjusted* earnings per diluted share guidance excludes the impact of amortization of intangible assets and debt issuance costs, stock compensation expense, acquisition related costs, legal entity restructuring costs, SEC-related legal costs, management transition costs, and facility closure and severance costs. These items are expected to negatively impact full year 2012 GAAP earnings per diluted share by approximately $0.25.

Diluted earnings per share – GAAP	$0.30 - $0.40

Estimated Amortization	($0.17)
Estimated stock compensation expense	($0.06)

Estimated all other adjustments	($0.02)

Diluted earnings per share – as adjusted*	$0.55 - $0.65

Conference Call

Symmetry Medical will host a conference call to discuss second quarter 2012 financial results at 8:00 a.m. ET on August 2, 2012. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrymedical.com. The dial-in numbers are (800) 259-0251 for domestic callers and (617) 614-3671 for international. The reservation number for both is 68775658. After the live webcast, the call will remain available on Symmetry Medical’s website through November 2, 2012. In addition, a telephonic replay of the call will be available until August 9, 2012. The replay numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 13451089.

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays. The Company’s thousands of Teammates provide design, development and worldwide production capabilities for these products to customers in the orthopedic industry, other medical device markets, and specialized non-healthcare markets. Symmetry’s trusted reputation and brands, broad Intellectual Property portfolio and commitment to innovation enable it to collaborate with hundreds of global medical device manufacturers as well as thousands of hospitals to provide solutions for today’s needs and tomorrow’s growth.

As Adjusted Non-GAAP Measures

The as adjusted* measures, including adjusted operating income, net income and EPS, shown in this release exclude the impact of amortization of intangible assets and debt issuance costs, stock compensation expense, acquisition related costs, legal entity restructuring costs, SEC-related legal costs, management transition costs, and facility closure and severance costs.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measure are included after the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Management believes these non-GAAP measures improve management’s and investors’ ability to better compare the company’s ongoing financial performance between periods and with other companies.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

Symmetry Medical Inc.

Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011
	(In Thousands, Except Per Share Data)
	(unaudited)

Revenue	$102,335	$94,721	$203,020	$190,499
Cost of revenue	75,564	72,493	151,105	148,948

Gross profit	26,771	22,228	51,915	41,551
Selling, general and administrative expenses	18,358	13,014	37,067	28,630
Facility closure and severance costs	299	1,689	672	2,273

Operating income	8,114	7,525	14,176	10,648
Other (income) expense:
Interest expense	5,024	907	10,168	1,790
Derivatives valuation gain	(63)	-	(63)	-
Other	(56)	551	(454)	751

Income before income taxes	3,209	6,067	4,525	8,107
Income tax expense	1,573	1,892	2,059	2,570

Net income	$1,636	$4,175	$2,466	$5,537

Net income per share:
Basic	$0.05	$0.12	$0.07	$0.15

Diluted	$0.05	$0.12	$0.07	$0.15

Weighted average common shares and equivalent shares outstanding:
Basic	35,913	35,540	35,904	35,507
Diluted	36,331	35,990	36,284	35,963

Symmetry Medical Inc.

Consolidated Balance Sheets

In Thousands

	June 30,	December 31,
	2012	2011
	(unaudited)
ASSETS:
Current Assets:
Cash and cash equivalents	$9,563	$18,931
Accounts receivable, net	55,914	51,835
Inventories	75,957	84,678
Refundable income taxes	2,656	5,090
Deferred income taxes	9,604	7,535
Derivative valuation asset	63	-
Other current assets	4,693	4,863

Total current assets	158,450	172,932
Property and equipment, net	101,397	103,363
Goodwill	228,491	229,112
Intangible assets, net of accumulated amortization	120,288	124,276
Other assets	8,643	9,182

Total Assets	$617,269	$638,865

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$30,232	$23,343
Accrued wages and benefits	10,083	7,637
Other accrued expenses	8,672	5,825
Accrued income taxes	137	522
Current portion of derivative valuation liability	383	-
Deferred income taxes	-	39
Revolving line of credit	788	6,567
Current portion of capital lease obligations	507	483
Current portion of long-term debt	11,111	5,904

Total current liabilities	61,913	50,320
Accrued income taxes	6,930	6,844
Deferred income taxes	18,910	18,459
Derivative valuation liability, less current portion	3,123	-
Other liabilities	630	619
Capital lease obligations, less current portion	1,648	1,907
Long-term debt, less current portion	221,381	259,317

Total Liabilities	314,535	337,466

Shareholders' Equity:
Common Stock, $.0001 par value; 75,000 shares authorized; shares issued June 30, 2012--36,624; December 31, 2011--36,426	4	4
Additional paid-in capital	284,662	283,071
Retained earnings	19,606	17,140
Accumulated other comprehensive income (loss)	(1,538)	1,184

Total Shareholders' Equity	302,734	301,399

Total Liabilities and Shareholders' Equity	$617,269	$638,865

Reconciliation of As Adjusted Financial Measures

	Three Months Ended
	June 30,	March 31	July 2,
	2012	2012	2011
	(In Thousands, Except Per Share Data)
	(unaudited)

Operating income, as reported	$8,114	$6,062	$7,525
Adjustments:
Amortization of intangible assets	2,008	2,012	722
Stock Compensation expense*	1,003	946	(130)
Management transition costs	58	58	518
Acquisition related costs**	264	379	-
SEC-related legal costs***	12	121	76
Facility closure and severance costs	299	373	1,689
Legal entity restructuring****	315	-	-

Operating income, as adjusted	$12,073	$9,951	$10,400

Net income, as reported	$1,636	$830	$4,175
Adjustments:
Amortization of intangible assets	1,305	1,308	469
Amortization of debt issuance costs	315	227	55
Stock Compensation expense*	652	615	(85)
Management transition costs	38	38	337
Acquisition related costs**	172	247	-
SEC-related legal costs***	8	(334)	49
Facility closure and severance costs	194	242	1,098
Legal entity restructuring****	630	-	-

Net income, as adjusted	$4,950	$3,173	$6,098

Earning per diluted share, as reported	$0.05	$0.02	$0.12
Impact of adjustments	0.09	0.07	0.05

Earning per diluted share, as adjusted	$0.14	$0.09	$0.17

* Stock compensation expense is included in two adjustment categories; stock compensation expense and management transition costs. Management transition costs for the three months ended July 2, 2011 included stock compensation expense of $171.

** First and second quarter 2012 include $105 and $173, respectively, of acquisition costs; $274 and $91, respectively, of non-cash purchase accounting inventory step-up amortization.

*** All quarters include professional fees associated with the informal SEC inquiry which concluded in early 2012.  First quarter 2012 includes cash received by the Corporation from two executive officers related to the settlement of the informal SEC inquiry, which was reported in Other Income in the statement of operations.

**** Legal entity restructuring includes professional fees, foreign currency impact and a net unfavorable income tax impact.

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